Puerto Rico

Press Release

•	Mr. José Ramón González resigns from his position at Santander Puerto Rico

•	Mr. Juan Moreno Blanco will assume the duties of President and Chief Executive Officer of Santander BanCorp and Chief Executive Officer of Banco Santander Puerto Rico as soon as the necessary legal and regulatory procedures are fulfilled.

San Juan, August 29, 2008. After 12 years with Banco Santander S.A. (“Santander”) and after serving 6 years as Country Head of Santander Puerto Rico, Mr. José Ramón González resigned yesterday as President and CEO of Santander BanCorp (NYSE: SBP; LATIBEX: XSBP) (“the Corporation”) and of Banco Santander Puerto Rico (“the Bank”). “It was a difficult but well thought out decision. I desired to devote more time to my personal affairs and explore new challenges. I will not distance myself from the Bank since I will continue to serve on its Board of Directors, serve as advisor to Santander and assist the new president”, said Mr. González.

Mr. Juan Moreno Blanco will assume the duties of President and Chief Executive Officer of Santander BanCorp and Chief Executive Officer of Banco Santander Puerto Rico as soon as the necessary legal and regulatory procedures are fulfilled. Mr. Moreno has a Business Administration degree from the University of Houston. He has been with Santander since 1997, where he has held different positions while making important contributions to areas such as commercial banking, marketing and strategic planning, among others. Before his appointment, Mr. Moreno was Director of Business Development for Santander America’s Division, where he was responsible for the development of new products and for the Wholesale and Institutional Banking Division.

Carlos M. Garcia, the Corporation’s Senior Executive Vice President and Chief Operating Officer, has been appointed the new President and Chief Operating Officer of the Bank, and will also act as interim President and Chief Executive Officer of the Corporation and as interim Chief Executive Officer of the Bank, until Mr. Moreno’s non-immigrant visa petition is approved.

In an internal memo to employees, Mr. Jesús Zabalza, General Director for Santander’s America’s Division, recognized and thanked Mr. González for the outstanding contributions he has made to the Bank through the years and emphasized that Santander, with its new leadership, continues to be very committed to Puerto Rico, a country that has been and will continue to be of strategic importance to Santander.

Santander (SAN.MC, STD.N) is the largest bank in the euro zone by market capitalization and fifth in the world by profit. Founded in 1857, Santander has EUR 912,915 million in assets and EUR 1,063,892 million in managed funds, 65 million customers, 11,178 branches and a presence in 40 countries. It is the largest financial group in Spain and Latin America, and is the sixth largest bank in the United Kingdom, through its Abbey subsidiary, and is the third largest banking group in Portugal. Through Santander Consumer Finance, it also operates a leading in 12 European countries (Germany, Italy and Spain, among others) and the United States. In 2007, Santander registered €9,060 million in net attributable profits, an increase of 19% from the previous year.

In Latin America, Santander manages over US$300 billion in business volumes (loans, deposits, mutual funds and managed funds) through 4,498 offices. In 2007, Santander reported $3,648 million in net attributable income in Latin America, 27% higher than the prior year.